Exhibit 10.4

AMENDED AND RESTATED PREFERRED PROVIDER AGREEMENT dated as of October 6, 2006 entered into between Telesat Canada (“Telesat”), Mobile Satellite Ventures LP (“MSV LP”) and Mobile Satellite Ventures (Canada) Inc. (“Canadian License Co.”).

RECITALS

Telesat, MSV LP and Canadian License Co. entered into a Preferred Provider Agreement dated January 8, 2001, as amended by an Acknowledgement Regarding Telesat Preferred Provider Agreement (the “Acknowledgement”) dated as of May 11, 2005 between Telesat Canada, MSV LP, TerreStar Networks Inc. (“Terrestar”)and Canadian License Co. (together, the “Telesat PPA”).

The Acknowledgement also established a separate preferred provider relationship between Telesat, Terrestar and TerreStar Canadian License Co., now Terrestar Networks (Canada) Inc. (“TerreStar Canada”).

The parties wish to amend and restate the provisions of the Telesat PPA as provided herein among Telesat, MSV LP and Canadian License Co.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of ten dollars paid by each party to the others, and other good and valuable consideration, mutually given and received, the parties agree as follows:

SECTION 1

1.1 From and after closing of the transactions contemplated by Section 1 of the Investment Agreement dated as of January 8, 2001 among TMI Communications and Company, Limited Partnership, Mobile Satellite Ventures LLC (formerly named “Motient Satellite Ventures LLC”), Motient Corporation and certain investors (“Closing”), MSV LP and Canadian License Co. hereby grant preferred provider status to Telesat for any telemetry, tracking and control services and for any satellite procurement services, including without limitation, construction monitoring services, which may be required by MSV LP and Canadian License Co. (the “Subject Services”), to the extent Telesat offers commercially competitive terms and conditions for the Subject Services as set forth in Section 2 of this Preferred Provider Agreement.

SECTION 2

2.1 From and after Closing, MSV LP and Canadian License Co. will offer Telesat the opportunity to submit proposals for the Subject Services as such Subject Services are to be procured. In the case of each such opportunity, MSV LP and Canadian License Co. will grant the contract for such Subject Services to Telesat to the extent the terms and conditions offered by Telesat are, taken as a whole, not materially less favorable to MSV LP and Canadian License Co. as those that could be obtained from another qualified entity or person.

2.2 MSV LP and Canadian License Co. shall ensure that any preferred provider or like agreement that either of them enter into or maintain with Hughes Network Systems, LLC, or any affiliate thereof or successor thereto, (“HNS”) does not grant preferred provider or like rights to

HNS for services that are the same as all or some of the Subject Services. If MSV LP or Canadian License Co. intend to procure Subject Services, and any preferred provider or like agreement with Hughes could be interpreted to grant preferred provider or like rights for services that are the same as all or some of the Subject Services, MSV LP and Canadian License Co. shall nonetheless fully comply with the provisions of this Preferred Provider Agreement, and priority shall be given to this Preferred Provider Agreement over the agreement with HNS.

2.3 The obligations of MSV LP and Canadian License Co. hereunder shall terminate on the later of the following: (i) the first date on which BCE Inc. and its respective affiliates, and Telesat and its respective affiliates, collectively no longer hold, directly or indirectly, the majority of the common shares then outstanding in the capital of Mobile Satellite Ventures Holdings (Canada) Inc., and (ii) the date of the 5-year anniversary of the execution of this Amended and Restated Preferred Provider Agreement.

2.4 This Preferred Provider Agreement shall be governed by and construed in accordance with the laws of, the State of New York, without regard to its principles of conflicts of law that would give effect to the application of the law of another jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case having jurisdiction over the County of New York, for any litigation arising out of or relating to this Preferred Provider Agreement and the transactions contemplated hereby and thereby (and agrees not to commence any litigation relating thereto except in such courts unless such courts shall have declined to exercise jurisdiction), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Preferred Provider Agreement shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Preferred Provider Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case having jurisdiction over the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient or improper forum.

2.5 To facilitate execution, this Preferred Provider Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Preferred Provider Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

2.6 This Preferred Provider Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns, except that no party may assign its rights and obligations under this Preferred Provider Agreement to any person without the prior written consent of the other parties.

SECTION 3

3.1 Nothing herein shall be construed to alter or diminish the rights or obligations between Telesat, Terrestar and TerreStar Canada under the Acknowledgement.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AMENDED AND RESTATED PREFERRED PROVIDER AGREEMENT TO BE DULY EXECUTED AS OF THE DATE AND YEAR FIRST-ABOVE WRITTEN

TELESAT CANADA		MOBILE SATELLITE VENTURES LP, by its General Partner, MOBILE SATELLITE VENTURES GP INC.

By:	/s/ T.H. Ignacy /s/ J.E. Perkins	By:	/s/ Randy Segal
Name:	T.H. Ignacy J.E. Perkins	Name:	Randy Segal
Title:	Chief Financial V.P., Law	Title:	Senior Vice President and General Counsel
Officer

MOBILE SATELLITE VENTURES (CANADA) INC.

By:	/s/ Beth Creary
Name:	Beth Creary
Title:	Secretary

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